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                                                                     EXHIBIT 8.1


                          [WHITE & CASE LETTERHEAD]



September 2, 1997



Burlington Resources Inc.
BR Acquisitions Corporation
5051 Westheimer
Houston, Texas 77056


Dear Sirs:

         We have acted as tax counsel to Burlington Resources Inc., a Delaware corporation (the "Parent"), in connection with the proposed merger (the "Merger") of BR Acquisition Corporation, a Maryland corporation and wholly-owned subsidiary of the Parent ("Sub"), with and into The Louisiana Land Exploration Company, a Maryland corporation (the "Company"), upon the terms and conditions set forth in the Agreement and Plan of Merger (the "Merger Agreement"), dated as of July 16, 1997, by and among Parent, Sub and the Company.

         In so acting, we have examined the Merger Agreement, the Joint Proxy Statement/Prospectus and the exhibits to each such document, and certain statements and representations contained in certificates signed by officers of Parent and the Company.

         Based upon and subject to the foregoing, we hereby confirm that our opinion as set forth in the Joint Proxy Statement/Prospectus under the caption "Certain U.S. Federal Income Tax Consequences of the Merger," is accurate in all material respects.
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WHITE & CASE

Burlington Resources Inc.
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         We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America.


                               Very truly yours,

                               /s/ WHITE & CASE